Exhibit 2.1

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Palm. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in Palm’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Palm provided to HP in connection with the Merger Agreement. Accordingly, Palm stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Palm’s public disclosures.

AGREEMENT AND PLAN OF MERGER

dated as of

April 28, 2010

among

PALM, INC.

HEWLETT-PACKARD COMPANY

and

DISTRICT ACQUISITION CORPORATION

i

ARTICLE 7

COVENANTS OF PARENT

Section 7.01.	Conduct of Parent	47
Section 7.02.	Obligations of Merger Subsidiary	47
Section 7.03.	Voting of Shares	48
Section 7.04.	Director and Officer Liability	48
Section 7.05.	Employee Benefit Plan Matters	49

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01.	Reasonable Best Efforts	50
Section 8.02.	Certain Filings	52
Section 8.03.	Repayment of Indebtedness	52
Section 8.04.	Public Announcements	53
Section 8.05.	Further Assurances	53
Section 8.06.	Notices of Certain Events	53
Section 8.07.	Confidentiality	54

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.	Conditions to the Obligations of Each Party	54
Section 9.02.	Conditions to the Obligations of Parent and Merger Subsidiary	54
Section 9.03.	Conditions to the Obligations of the Company	55

ARTICLE 10

TERMINATION

Section 10.01.	Termination	56
Section 10.02.	Effect of Termination	58

ARTICLE 11

MISCELLANEOUS

Section 11.01.	Notices	59
Section 11.02.	Survival of Representations and Warranties	60
Section 11.03.	Amendments and Waivers	60
Section 11.04.	Expenses	60
Section 11.05.	Disclosure Schedule and SEC Document References	61
Section 11.06.	Binding Effect; Benefit; Assignment	62

Section 11.07.	Governing Law	62
Section 11.08.	Jurisdiction	62
Section 11.09.	WAIVER OF JURY TRIAL	62
Section 11.10.	Counterparts; Effectiveness	62
Section 11.11.	Entire Agreement	63
Section 11.12.	Severability	63
Section 11.13.	Specific Performance	63

Annex I	Supporting Stockholders

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Resolution Terminating 401(k) Plans

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 28, 2010 among Palm, Inc., a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary (direct or indirect) of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of the Company (the “Company Board”) and Merger Subsidiary have approved and deemed it advisable that the stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the stockholders set forth on Annex I hereto (collectively, the “Supporting Stockholders”) has executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit A hereto (the “Voting Agreement”), pursuant to which the Supporting Stockholders, among other things, will agree to vote all voting securities of the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest relating to (i) any acquisition, purchase, exclusive license or lease, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of Equity Interest or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) a transaction or series of transactions pursuant to which any Third Party (or group of Third Parties) acquires or seeks to acquire, directly or indirectly, beneficial ownership of 15% or more of any class of Equity Interest or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, whether from the Company (or such Subsidiary) or pursuant to any tender offer (including a self-tender offer) or exchange offer or otherwise, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or (iv) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” means the product of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the number of Excluded Shares and Dissenting Shares, if any, and (ii) the Per Share Common Stock Consideration.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended May 29, 2009.

“Company Balance Sheet” means the condensed consolidated balance sheet of the Company as of May 29, 2009 (which for presentation purposes is shown as May 31, 2009) and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means May 29, 2009 (which for presentation purposes is shown as May 31, 2009).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended on or prior to the date hereof, and as supplemented by the Series A Certificate of Designation, the Series B Certificate of Designation and the Series C Certificate of Designation.

“Company Common Stock” means the common stock, $0.001 par value, of the Company, together with the associated Company Rights.

“Company Compensatory Award” means each Company Stock Option, Company RSU and Company Restricted Stock Award.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (and whether or not subject to ERISA), each employment, individual consulting, retention, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Series B Preferred Stock and the Series C Preferred Stock.

“Company Products” means (i) all products and services distributed, marketed or sold by the Company or its Subsidiaries, and all services made available commercially or for revenue by the Company or its Subsidiaries in the two (2) years preceding the Effective Time and (ii) all products or service offerings of the Company or its Subsidiaries that are in development and have been publicly announced by the Company as of the date of this Agreement (other than updates or upgrades to existing products) that the Company or its Subsidiaries expects or intends to make available commercially or for revenue in the future.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Return” means any Tax Return of, with respect to or that includes (or would if submitted or filed include) the Company or any of its Subsidiaries (including any Tax Return with respect to a Consolidated Group of which the Company or any of its Subsidiaries is a member).

“Company Rights” means the preferred share purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Preferred Stock Rights Agreement dated as of September 25, 2000, between the Company and Computershare Trust Company, N.A., as Rights Agent and as successor to Equiserve Trust Company, N.A. and Fleet National Bank, as amended on November 12, 2004, June 1, 2007, October 24, 2007, December 22, 2008 and January 9, 2009.

“Company RSU” means each award of restricted stock units or performance shares of the Company outstanding under any Company Stock Plan.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan (excluding ESPPs).

“Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company, in each case, a complete and accurate list of each of which is set forth in Section 4.17(a) of the Company Disclosure Schedule.

“Company Warrant” means each unexercised warrant issued by the Company to Elevation and its Affiliates on January 9, 2009 and outstanding immediately prior to the Effective Time to purchase shares of Company Common Stock from the Company at an exercise price of $3.25 per share of Company Common Stock.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Consolidated Group” means an affiliated group of Persons within the meaning of Section 1504 of the Code or an affiliated, combined, consolidated, unitary, or similar group of Persons within the meaning of a similar provision of Applicable Law.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character (whether written or oral) and any amendments or supplements thereto.

“Credit Agreement” means the Credit Agreement among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent and the lenders party thereto, dated as of October 24, 2007.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Claim” means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Applicable Laws relating to pollution, the environment, or the effect of the environment on human health, including without limitation, Applicable Laws relating to the exposure to, or Releases or threatened Releases of, hazardous or toxic substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of hazardous or toxic substances or wastes and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous or toxic substances or wastes and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Elevation” means Elevation Partners, L.P., a Delaware limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, territorial, domestic or foreign federal, state or local governmental, regulatory or administrative authority, instrumentality, court, commission, tribunal or official; any regulatory, administrative or other agency; any self-regulatory organization; any national stock exchange; or any political or other subdivision, department or branch of any of the foregoing.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Company, the Subsidiaries of the Company identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of October 24, 2007.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (i) indebtedness, notes payable, bonds, debentures, accrued interest payable or other obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such Person under GAAP (excluding any operating leases of such Person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) obligations of such Person for the deferred purchase price of property or services (other than trade payables and obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (v) obligations of such Person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements, Contracts or other similar instruments; (vi) off-balance sheet financing of such Person including synthetic leases and project financing; (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such Person; (viii) Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; and (ix) reimbursement obligations of such Person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such Person.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (ii) Patents, (iii) copyrights and mask works (“Copyrights”), (iv) rights in databases and other collections of data, (v) rights in inventions, trade secrets, information, ideas, processes, methodologies, and know-how (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) any registrations or applications for registration of any of the foregoing, (viii) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof, and (ix) any other similar type of proprietary intellectual property rights.

“Knowledge” means with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule, after reasonable inquiry.

“Lien” means, with respect to any property or asset (including any security), any mortgage, lien, pledge, hypothecation, charge, security interest, lease, sublease, license, covenant, easement, reservation, option, right of first offer or refusal, preemptive right, transfer restriction, encumbrance or other adverse claim of any kind or title imperfection or defect of any kind or nature with respect to such property, security or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Retention Agreements” means the retention agreements entered into with officers of the Company as more particularly described in Section 4.10(b) of the Company Disclosure Schedule.

“Material Adverse Effect” means, with respect to any Person, any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, (i) has had or would reasonably be expected to have, a material adverse effect on, or a material adverse change in, the financial condition, business, assets (including intangible assets), operations or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from or arising out of (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate, (B) changes in the financial or securities markets or general economic or political conditions in the United States or countries in which such Person or any of its Subsidiaries has material operations or sales, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters involving the United States, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of such Person or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto); provided, that clause (E) shall not apply with respect to the matters described in Section 4.03 and Section 4.04 hereof (including for purposes of Section 9.02(b) hereof insofar as Section 4.03 and Section 4.04 are concerned), (F) changes in the market price or trading volume of the shares of Company Common Stock in and of itself (it being understood and agreed that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change constitutes or contributes to a Material Adverse Effect), (G) any failure by such Person or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (it being understood and agreed that any actual reduction in revenues, earnings or cash flows and the facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the request of Parent or Merger Subsidiary, or by Parent or Merger Subsidiary at the request of the Company or (I) any action taken by such Person or any of its Subsidiaries that is required pursuant to this Agreement; provided, further, that, in the case of the foregoing clauses (A), (B), (C) and (D) above, such changes, conditions, occurrences, developments, events or circumstances do not have a disproportionate effect on such Person and its Subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which such Person and its Subsidiaries conduct their respective businesses or (ii) materially impairs the ability of such Person to consummate, or prevents, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Open Source Materials” means any software that is subject to any license that requires, as a condition or term of the use, modification and/or distribution of such software, that any other software incorporated into, derived from, or distributed with such software must be: (i) disclosed or distributed in source code form; (ii) licensed publicly for the purpose of making modifications or derivative works; or (iii) reproduced and/or redistributed at no or minimal charge.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Transaction Expenses” means the reasonable and reasonably documented out-of-pocket expenses incurred by Parent, Merger Subsidiary and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financing sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby, including such fees and expenses incurred in preparing for and conducting, as applicable, a due diligence investigation relating to the Company and its Subsidiaries in connection with the transactions contemplated hereby.

“Patents” means all classes or types of issued patents and all issued claims therein, utility models, applications for all classes or types of patents or utility models, patent invention disclosures, and any patents or utility models that issue from such applications in all jurisdictions of the world, including all originals, divisionals, continuations, continuations-in-part, reissues, re-examinations and foreign equivalents of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Permitted Liens” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens granted by the Company under the Guarantee and Collateral Agreement to secure the Company’s obligations under the Credit Agreement; (iii) Liens for Taxes not yet due and payable or due but not delinquent or that may be paid without penalty and are being contested in good faith by appropriate proceedings, provided, that, in either case, adequate reserves for such Taxes have been established on the financial statements of the Company, (iv) non-exclusive licenses in Intellectual Property granted in the ordinary course of business, (v) Liens imposed by Applicable Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractor’s, warehousemen or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due, and (vi) Liens that do not interfere with the continued use or operation of the assets to which they relate or detract from the value of such assets.

“Per Share Common Stock Consideration” means $5.70.

“Per Share Series B Consideration” means $1,010.00.

“Per Share Series C Consideration” means $1,753.85.

“Per Share Warrant Consideration” means $2.45 with respect to each share of Company Common Stock subject to a Company Warrant.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Series A Certificate of Designation” means the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company.

“Series B Certificate of Designation” means the Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock of the Company.

“Series B Consideration” means the product of the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and the Per Share Series B Consideration.

“Series B Preferred Stock” means the shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred Stock of the Company.

“Series C Consideration” means the product of the total number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time and the Per Share Series C Consideration.

“Series C Preferred Stock” means the shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Taxes” means any federal, state, local, foreign, provincial or territorial taxes, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, transfer, alternative minimum, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation, Tax indemnity, or similar agreement, arrangement or understanding, provided that a lease or other Contract the primary purpose of which is not the allocation of liabilities with respect to Taxes, but that provides tangentially for an allocation or apportionment of liabilities with respect to Taxes generated or related to such lease or Contract, shall not constitute a Tax Sharing Agreement.

“Tax Return” means any return, report, claim, certificate, form, statement, disclosure, declaration or information return or statement (including any related or supporting information attached and any amended or supplemental material provided with respect to any of the foregoing) supplied to, or filed with, or required to be supplied to or filed with, a Governmental Authority with respect to Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, Elevation or any of their Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Consideration” means the product of (x) the total number of shares of Company Common Stock subject to the Company Warrants immediately prior to the Effective Time and (y) the Per Share Warrant Consideration.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	4.13
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Assumed Equity Awards	2.06(c)
Award Exchange Ratio	2.06(c)
Canceled Options	2.06(a)
Canceled Restricted Awards	2.06(b)
Capitalization Date	4.05(a)
Closing	2.01(b)
Common Stock Certificates	2.04(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Distributors	4.24(a)
Company Registered IP	4.15(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02

Term	Section
Company Subsidiary Securities	4.06(b)
Confidential Customer Information	4.15(h)
Confidentiality Agreement	6.03(b)(i)
Copyrights	1.01(a)
Covered Employees	7.05
Dissenting Shares	2.05
Effective Time	2.01(c)
End Date	10.01(b)(i)
ESPPs	2.06(g)
Exchange Agent	2.04(a)
Excluded Shares	2.02(d)
Filed Company SEC Documents	Article 4
Final Exercise Date	2.06(g)
Foreign Company Benefit Plans	4.17(a)
Indemnified Person	7.04(a)
Internal Controls	4.07(f)
Lease	4.14(b)
Leased Real Property	4.14(b)
Liabilities	4.11
Material Contract	4.19(a)
Merger	2.01(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Necessary IP	4.15(b)
Non-Elevation Stockholder Approval	4.02(a)
Parent	Preamble
Permits	4.12
PII	4.15(h)
Proxy Statement	4.09
Representatives	6.03(a)
Series B Certificates	2.04(a)
Series C Certificates	2.04(a)
Stockholder Approvals	4.02(a)
Superior Proposal	6.03(e)
Supporting Stockholders	Recitals
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Trademarks	1.01(a)
Trade Secrets	1.01(a)
Uncertificated Shares	2.04(a)
Voting Agreement	Recitals
WARN	4.17(j)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) shall take place in Menlo Park, California at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, 94025 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities,

restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time (including any Company Common Stock issued upon the exercise or conversion of any Company Warrant or Company Preferred Stock for or into Company Common Stock by the holder thereof prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Common Stock Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Company Common Stock shall thereafter represent only the right to receive the Per Share Common Stock Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(b) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Series B Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Series B Preferred Stock shall thereafter represent only the right to receive the Per Share Series B Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(c) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Series C Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Series C Preferred Stock shall thereafter represent only the right to receive the Per Share Series C Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(d) Each share of Company Common Stock or Company Preferred Stock held by the Company as treasury stock (other than shares in a Company Employee Plan) or owned by Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled, and no payment shall be made with respect thereto; and

(e) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the

Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Company Warrants. At the Effective Time, each Company Warrant outstanding at the Effective Time shall be canceled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, in respect of each share of Company Common Stock that would be obtainable upon exercise of such Company Warrant as of immediately prior to the Effective Time, an amount in cash, without interest, equal to the Per Share Warrant Consideration (subject to any applicable withholding Tax specified in Section 2.08). Each holder of a Company Warrant shall be deemed to be a third party beneficiary of this Agreement with respect to its right to receive the Per Share Warrant Consideration pursuant to this Article 2.

Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of: (i) exchanging the Per Share Common Stock Consideration for certificates representing shares of Company Common Stock (the “Common Stock Certificates”) or uncertificated shares of Company Common Stock (the “Uncertificated Shares”); (ii) exchanging the Per Share Series B Consideration for certificates representing shares of the Series B Preferred Stock (the “Series B Certificates”); (iii) exchanging the Per Share Series C Consideration for certificates representing shares of the Series C Preferred Stock (the “Series C Certificates”); and (iv) exchanging the Per Share Warrant Consideration for each share of Company Common Stock subject to the Company Warrants. At or as needed promptly following the Effective Time, Parent shall or shall cause the Surviving Corporation to make available to the Exchange Agent: (i) the Common Stock Consideration to be paid in respect of the Common Stock Certificates and the Uncertificated Shares; (ii) the Series B Consideration to be paid in respect of the Series B Certificates; (iii) the Series C Consideration to be paid in respect of the Series C Certificates; and (iv) the Warrant Consideration to be paid in respect of the Company Warrants.

(b) As soon as reasonably practicable after the Effective Time (but not later than two Business Days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the Common Stock Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each record holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Common Stock Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Common Stock Certificate, together with a properly completed and executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Common Stock Consideration (subject to any applicable withholding Tax specified in Section 2.08) in respect of the Company Common Stock represented by a Common Stock Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Common Stock Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive, in accordance with the terms hereof, such Per Share Common Stock Consideration. If any portion of the Common Stock Consideration is to be paid to a Person other than the Person in whose name the surrendered Common Stock Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Common Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, in each case, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (ii) the Person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such Common Stock Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such Tax has been paid or is not payable.

(c) At least five Business Days prior to the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Series B Preferred Stock or Series C Preferred Stock a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Series B Certificates or Series C Certificates, as applicable, to the Exchange Agent) for use in such exchange. At the Effective Time or promptly thereafter (but no later than one Business Day thereafter), (i) each holder of a Series B Certificate that has been converted into the right to receive the Per Share Series B Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series B Certificate, together with a properly completed letter of transmittal, the Per Share Series B Consideration in respect of the Series B Preferred Stock represented by the Series B Certificate and (ii) each holder of a Series C Certificate that has been converted into the right to receive the Per Share Series C Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series C Certificate, together with a properly completed letter of transmittal, the Per Share Series C Consideration in respect of the Series C Preferred Stock represented by the Series C Certificate. Until so surrendered, each such Series B Certificate and Series C Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Series B Consideration and Per Share Series C Consideration, respectively. If any portion of the Series B Consideration or Series C Consideration is to be paid to a Person other than the Person in whose name the surrendered Series B Certificate or Series C Certificate, as applicable, is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Promptly after the Effective Time, Parent shall cause the Exchange Agent to pay to each holder of a Company Warrant as of immediately prior to the Effective Time the Per Share Company Warrant Consideration for each share of Company Common Stock subject to such Company Warrant, payable to such holder pursuant to Section 2.04(a) in accordance with joint written instructions provided by the Company and the holder of such Company Warrant to the Exchange Agent.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or

Company Preferred Stock or transfers of Company Warrants. If, after the Effective Time, Common Stock Certificates, Uncertificated Shares, Series B Certificates, Series C Certificates or Company Warrants are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the applicable Per Share Common Stock Consideration, Per Share Series B Consideration, Per Share Series C Consideration or Per Share Warrant Consideration provided for, and in accordance with the procedures set forth, in this Article 2, subject to Applicable Law in the case of Dissenting Shares.

(f) Any portion of the Common Stock Consideration, Series B Consideration, Series C Consideration or Warrant Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (including any proceeds of any investments thereof) that remains unclaimed by the holders of shares of Company Common Stock or Company Preferred Stock or the holders of Company Warrants twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock or Company Preferred Stock or a Company Warrant for the Per Share Common Stock Consideration, Per Share Series B Consideration, Per Share Series C Consideration or Per Share Warrant Consideration, as applicable, in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws) for payment of the consideration in respect of such shares or warrants without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock or the holders of Company Warrants for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who are entitled to demand and have properly exercised, perfected and demanded their appraisal rights in accordance with Section 262 of Delaware Law (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of Delaware Law; provided, however, that if, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, without any interest thereon. The Company shall give Parent (i) prompt written notice of any demands for appraisal of shares of Company Capital Stock received by the Company, attempted withdrawals of such demands and any other instruments served pursuant to the Delaware Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Delaware Law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Except with the prior written consent of Parent, the Company shall not (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or approve any withdrawal of any such demands, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.

Section 2.06. Company Compensatory Awards; ESPPs. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is (i) outstanding and vested or exercisable immediately prior to the Effective Time or (ii) (A) outstanding but not vested or exercisable immediately prior to the Effective Time and (B) has an exercise price per share equal to or greater than the Per Share Common Stock Consideration (the Company Stock Options described in clause (i) or (ii), “Canceled Options”), shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled Options, as soon as practicable following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Per Share Common Stock Consideration over the exercise price per Share under such Canceled Option and (2) the number of shares of Company Common Stock subject to such Canceled Option; provided, that if the exercise price per share of any such Canceled Option is equal to or greater than the Per Share Common Stock Consideration, such Canceled Option shall be canceled without any cash payment being made in respect thereof.

(b) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU and Company Restricted Stock Award that is outstanding and vested immediately prior to the Effective Time (“Canceled Restricted Awards”), shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled Restricted Awards, as soon as practicable following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock subject to such Canceled Restricted Awards.

(c) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option (other than Canceled Options) and each Company RSU and Company Restricted Stock Award (other than Canceled Restricted Awards), in each case, that is outstanding immediately prior to the Effective Time (collectively, the “Assumed Equity Awards”), shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit or restricted stock award, respectively, denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Assumed Equity Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such Assumed Equity Award shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Equity Award immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the Per Share Common Stock Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Assumed Equity Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of an Assumed Equity Award be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code, and in no event shall the exchange operate to impermissibly change the time and form of payment of an Assumed Equity Award that is subject to Section 409A of the Code.

(d) Notwithstanding the foregoing, immediately prior to the Effective Time, each Company Compensatory Award that is held by either (A) a non-employee director of the Company or (B) by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time, shall be canceled and, in exchange therefor, the Company shall pay on the date of Closing, or the Parent or Surviving Corporation shall pay promptly following the Effective Time, to each such non-employee director an amount in cash equal to the product of (i) the Per Share Common Stock Consideration less, in the case of a Company Stock Option, the exercise price per share of Company Common Stock under such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Compensatory Award, as applicable; provided, that if the exercise price per share, if any, of any such Company Stock Option is equal to or greater than the Per Share Common Stock Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(e) The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.06, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary and providing any notices to the holders of Company Compensatory Awards as may be required under the Company Stock Plans.

(f) Parent shall take such actions as are necessary for the assumption and conversion of the Assumed Equity Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent may issue Parent Stock with respect to the Assumed Equity Awards assumed by Parent pursuant to Section 2.06(c) under the Company Stock Plans. Other than with respect to issuances in connection with the Assumed Equity Awards assumed by Parent, no further awards shall be made under the Company Stock Plans following the Effective Time. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Equity Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Equity Award. As soon as reasonably practicable (but in no event later than 10 Business Days) after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or amended Form S-8) with respect to the shares of Parent Stock issuable upon exercise or settlement of the Assumed Equity Awards and Parent shall exercise reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement and shall take all actions necessary under the Company Stock Plans to implement the foregoing provisions of this Section 2.06.

(g) The Company shall take such action as may be necessary to establish a New Exercise Date (as defined under the Company’s Amended and Restated 1999 Employee Stock Purchase Plan and the 2009 Employee Stock Purchase Plan (collectively, the “ESPPs”)) at least ten (10) Business Days prior to the Effective Time with respect to the Offering Periods (as defined in the ESPPs) otherwise then in effect (the “Final Exercise Date”). Each outstanding option under the ESPPs on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPPs. For clarity, the Company shall take such action as may be necessary to terminate the ESPPs as of the Final Exercise Date.

(h) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding (x) any change that results from the conversion of any Company Preferred Stock or exercise of any Company Warrants, in each case outstanding as of the date hereof, or (y) the grant (other than any grants not made in accordance with this Agreement), exercise or settlement of any Company Compensatory Awards, then the Per Share Common Stock Consideration shall be appropriately adjusted to reflect such change in capitalization. The Per Share Series B Consideration has been calculated as the amount equal to the greater of (a) 101% of the Series B Regular Liquidation Preference (as defined in the Series B Certificate of Designation) and (b) the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock into which each share of Series B Preferred Stock is convertible. The Per Share Series C Consideration has been calculated as the amount equal to the greater of (i) 101% of the Series C Regular Liquidation Preference (as defined in the Series C Certificate of Designation) and (ii) the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock into which each share of Series C Preferred Stock is convertible. The Per Share Warrant Consideration has been calculated as the amount equal to the excess of (A) the Per Share Common Stock Consideration over (B) the Common Warrant exercise price. In the event of any change occurring after the date hereof and prior to the Effective Time in the underlying amounts used in the determination of the Per Share Series B Consideration, Per Shares Series C Consideration and Per Share Warrant Consideration, the amount of such Per Share Series B Consideration, Per Share Series C Consideration and Per Warrant Share Consideration will be adjusted if and to the extent necessary to reflect the occurrence of such change. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock or Company Warrants in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Common Stock Certificate, Series B Certificate or Series C Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, to be paid in respect of the shares of Company Common Stock or Company Preferred Stock represented by such certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is Palm, Inc. (the “Corporation”)”, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in the Company SEC Documents filed since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.02. Corporate Authorization. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Stockholder Approvals). The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class (it being understood that each holder of Series B Preferred Stock or Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock or Series C Preferred Stock held by such holder are convertible as of the record date for such vote, pursuant to the terms of the Series B Certificate of Designation and the Series C Certificate of Designation, respectively) (the “Company Stockholder Approval”) and (ii) the holders of a majority of the outstanding shares of Company Common Stock not beneficially owned by Elevation or any of its “12b-2 Affiliates” (as such term is defined in the Company Charter) (the “Non-Elevation Stockholder Approval,” and together with the Company Stockholder Approval, the “Stockholder Approvals”) are the only votes of the holders of any of the Company’s capital stock necessary, pursuant to the terms of Applicable Law, the Company Charter, the Series B Certificate of Designation, the Series C Certificate of Designation or otherwise, in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the Company Board, by resolutions duly adopted at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any substantive way) has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of the Company Common Stock, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement) and (v) taken all action necessary to exempt the Merger, this Agreement and the Voting Agreement and the transactions contemplated thereby from Section 203 of Delaware Law.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of Competition Laws existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of Nasdaq, and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. Assuming the Stockholder Approvals are obtained and assuming compliance with the matters referred to in Section 4.03, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent, approval or other action by any Person under, constitute default under, or cause or permit the termination, cancellation, acceleration, vesting or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 125,000,000 shares of preferred stock

(including 2,000,000 authorized shares of Series A Participating Preferred Stock, 325,000 authorized shares of Series B Preferred Stock and 100,000 authorized shares of Series C Preferred Stock). The rights and privileges of the Company Common Stock and the preferred stock are as set forth in the Company Charter. At the close of business on April 16, 2010 (the “Capitalization Date”), there were issued and outstanding (i) 169,916,651 shares of Company Common Stock (of which 215,000 were Company Restricted Stock Awards), (ii) no shares of Series A Participating Preferred Stock, (iii) 325,000 shares of Series B Preferred Stock, (iv) 51,000 shares of Series C Preferred Stock, (v) Company Stock Options to purchase an aggregate of 22,862,717 shares of Company Common Stock (of which options to purchase an aggregate of 10,120,736 shares of Company Common Stock were exercisable), (vi) Company RSUs representing 2,648,167 shares of Company Common Stock and (vii) Company Warrants to purchase an aggregate of 3,570,000 shares of Company Common Stock, all of which were exercisable. Section 4.05(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Restricted Stock Awards, Company Stock Options, Company RSUs, and Company Warrants as of the Capitalization Date, and in each case, the number of shares subject to the Company Restricted Stock Award, Company Stock Option, Company RSU or Company Warrant, the date of the grant and, in the case of the Company Stock Option, the price per share at which such Company Stock Option may be exercised. There are no Company RSUs, Company Stock Options or Company Restricted Stock Awards outstanding that were not issued or granted, as applicable under a Company Stock Plan. As of the date hereof, each share of Series B Preferred Stock is convertible into 117.64706 shares of Company Common Stock and each share of Series C Preferred Stock is convertible into 307.69231 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized and validly issued and fully paid. The Company has delivered or made available to Parent true and complete copies of all Contracts (or, with respect to grants under the Company Stock Plans, the forms of award agreements) in connection with all unexercised rights issued or granted by the Company or any Company Subsidiary to purchase any capital stock of, or other equity or voting interests in, the Company. The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined no earlier than the effective date of the corporate action effectuating the grant of such Company Stock Option and no such Company Stock Option provides for a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

(b) Since the Capitalization Date to the date of this Agreement, except in connection with the issuance of (i) any shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding as of the Capitalization Date in accordance with the terms of those Company Compensatory Awards on the Capitalization Date, or (ii) any shares of Company Common Stock upon the conversion or exercise of any Company Preferred Stock or Company Warrants that are outstanding as of the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock and no Company Warrants, Company Compensatory Awards, or other Company Securities have been issued or granted, as applicable.

(c) There are outstanding no bonds, debentures or notes or other Indebtedness of the Company having the right to vote (convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or Equity Interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or Equity Interests in the Company, (iii) warrants, calls, options, restricted stock units, performance shares or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of, or other Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of, or other Equity Interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except as set forth in the Company Charter.

(d) Except as set forth in Section 4.05(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of the Company Securities or Company Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Company Subsidiary Securities.

(e) No Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary of the Company. Each Subsidiary of the Company has the requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such corporate power and authority and those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All “significant subsidiaries” of the Company, within the meaning of Rule 1-02 of Regulation S-X of the 1934 Act, and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or Equity Interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly,

free and clear of any Lien (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, except for transfer restrictions imposed by applicable securities laws). There are no issued or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or Equity Interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any securities of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the securities of the Subsidiaries of the Company and de minimis investments in any Person (i) not required to be consolidated with the Company’s or any of its Subsidiaries’ financial statements and (ii) not exceeding 19.9% beneficial voting interest in any Person, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since May 30, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”), and the Company will file prior to the Effective Time all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company with the SEC as required to be filed under Applicable Law. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act (and the rules and regulations of the SEC promulgated thereunder) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act (and the rules and regulations of the SEC promulgated thereunder), as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no outstanding or unresolved comments in any comment letters received by the Company from the SEC through the date hereof. To the Knowledge of the Company, none of the Company SEC Documents filed as of the date hereof is subject to ongoing review by the SEC.

(f) The Company is and has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the 1934 Act) with respect to all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act so that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes Oxley Act, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (A) any significant deficiencies in the design or operation of “internal control over financial reporting” (as such term is defined in Rule 13a-15 under the 1934 Act) which are designed to (1) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and, if required, the Company Board and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

(h) Since May 30, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements; Indebtedness.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) Except for Indebtedness (i) reflected on the Company Balance Sheet, (ii) set forth in Section 4.08 of the Company Disclosure Schedule, or (iii) that is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, the Company has not, since May 30, 2009, incurred any Indebtedness.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) will, when filed, comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Stockholder Approvals, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From February 26, 2010 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liabilities”), other than: (a) Liabilities disclosed and provided for in the Company Balance Sheet; (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date; (c) Liabilities incurred in connection with the transactions contemplated hereby; and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders; Permits. The Company and each of its Subsidiaries is, and since May 30, 2008 has been, in compliance with Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries possess all permits, certificates, licenses, approvals, governmental franchises and other authorizations required under Applicable Laws (collectively, “Permits”) that are necessary to the operation of the Company as operated on the date hereof or the ownership of the Company’s assets, and all such Permits are validly held and in full force and effect, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are, and since May 30, 2008 have been, in compliance with the terms and conditions of the Permits, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the Effective Time, the Company or one of its Subsidiaries will possess all Permits and such Permits will be in full force and effect, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are, and at all times during the last five (5) years have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13. Litigation. There is no complaint, claim, action, suit, investigation, arbitration, mediation or proceeding (each, an “Action”) pending against, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or on behalf of any third party that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on the Company or its Subsidiaries, except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no internal investigations or internal inquiries that, since May 30, 2008, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues other than any such investigations that did not result in any material finding of any misfeasance or malfeasance. Section 4.13 of the Company Disclosure Schedules contains a complete and accurate summary of each Action pending against, or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $1,000,000.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of any Liens, title defects, covenants or reservations of interests in title except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease, (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy the premises demised under the Lease (the “Leased Real Property”) or any portion thereof, and (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Leased Real Property. As of the Effective Time (and assuming receipt of any applicable consent required pursuant to the terms of a lease), the Surviving Corporation or one of its Subsidiaries will hold such Leased Real Property on terms and conditions in all material respects the same as those set forth in the applicable Lease as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and (iii) Copyright registrations and applications, in each case which is owned by the Company or any of its Subsidiaries (collectively, the “Company Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company or a Subsidiary of the Company is the sole and exclusive beneficial and, with respect to the Company Registered IP, recorded owner, of all of the Company Registered IP and all other material Intellectual Property purported to be owned by the Company or its Subsidiaries (excluding, for the avoidance of doubt, any in-licensed Intellectual Property), (B) all Company Registered IP is subsisting, valid and enforceable, and (C) all actions that must be taken, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in all Company Registered IP have been taken.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property used in the Company Products or otherwise necessary for the conduct of its business as currently conducted (“Necessary IP”), and (ii) the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not (A) extinguish, diminish or impair, require the payment of any additional amounts or otherwise adversely modify the obligations with respect to, nor require the consent of any other Person in respect of the rights of the Company or of any of its Subsidiaries in and to, and to continue to use and exploit, the Necessary IP, (B) automatically result in the Company or its Subsidiaries granting, or being obligated to grant, to any third party any license to any material Intellectual Property owned by the Company or any of its Subsidiaries or the imposition of any Lien on any such material Intellectual Property other than Permitted Liens or (C) after the consummation of the Merger, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party (without the assignment of any such agreement to Parent or any of its Subsidiaries other than the Company or any of its Subsidiaries), to grant any third party any rights or licenses with respect to any of Parent’s or any of its Subsidiaries’ (other than the Company’s or any of its Subsidiaries’) material Intellectual Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the conduct of business by and operations of the Company and its Subsidiaries (including any service provided, processes used, and products manufactured or sold by the Company or any of its Subsidiaries) does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property other than Patents or, to the Knowledge of the Company, any Patents, of any Person. There is, and in the past three (3) years there has been, no suit, order or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries: (i) alleging that any service provided, processes used, products manufactured or sold, or conduct of business by or operations of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person in any material respect; (ii) challenging the rights of the Company or its Subsidiaries in and to any of the Necessary IP; or (iii) challenging the validity, enforceability or scope of any material Intellectual Property owned by the Company or any of its Subsidiaries (other than examination by Intellectual Property registries of pending applications in the normal course).

(d) To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Person is materially infringing, misappropriating, or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, and no such suit, order or proceeding is pending or threatened in writing by the Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of material Trade Secrets owned by the Company or any of its Subsidiaries; and (ii) the Company and its Subsidiaries have implemented and maintained commercially reasonable safeguards to provide reasonable security for, and maintain the confidentiality of, the source code of the WebOS software (other than any “open source” software used in connection therewith) and any other material proprietary software owned by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there has not been any disclosure of any material proprietary source code or any material Trade Secret, in each case owned by the Company or any of its Subsidiaries, to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, Section 4.15(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses for Open Source Material that is included in the WebOS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no software that is licensed under or subject to version 3 of the GNU General Public License has been incorporated into any Company Products (excluding any separate component supplied by a third party supplier or licensor) and (ii) no software that contains or is derived from Open Source Materials has been incorporated into any Company Products or has otherwise been distributed or licensed by the Company or any Subsidiary to third parties (excluding any separate component supplied by a third party supplier or licensor), in each case in a manner that renders any software owned by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, any in-licensed software) subject to any terms applicable to such Open Source Materials except with respect to such software that the Company has decided, for documented business reasons, to release to the open source community in a manner that does not impair the Company’s continued use and exploitation of such software in any material respect.

(g) Neither the Company nor any of its Subsidiaries has granted any (i) exclusive license under any material Intellectual Property owned by the Company or such Subsidiary or (ii) license of any source code of any material proprietary software owned by the Company or such Subsidiary (other than (A) source code licenses granted in connection with source code escrows in customary form, (B) source code licenses granted in the ordinary course of business, subject to appropriate confidentiality terms, solely for the development, manufacture, bench-marking and/or testing of (1) the Company Products or the Company’s services, (2) applications for use with the Company Products or the Company’s services, subject to terms substantially as provided in the Company’s commercially available software development kit licenses, or (3) services or infrastructure provided by wireless carriers for use with the Company Products or the Company’s services, or (C) software that the Company has decided, for documented business reasons, to release to the open source community in a manner that does not impair the Company’s continued use and exploitation of such software in any material respect). No condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material proprietary source code owned by the Company or any of its Subsidiaries to require release of such source code. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material proprietary source code owned by the Company or any of its Subsidiaries to require release of such source code.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational security measures, and other commercially reasonable safeguards, against the destruction, loss, alteration and unavailability of, or unauthorized access to, any customer information as to which the Company or any of its Subsidiaries has a duty of confidentiality (“Confidential Customer Information”) or any PII, in each case, in the possession of or under the control of the Company and its Subsidiaries. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there has not been any unauthorized access to any Confidential Customer Information or PII, in each case, in the possession of or under the control of the Company and its Subsidiaries. For the purposes of this Section 4.15(h), “PII” means private and sensitive personally identifiable information of or relating to any Person, including, if applicable, such Person’s full name, address and telephone number.

Section 4.16. Taxes. (a) All material Company Returns have been filed when due in accordance with all Applicable Laws, and all such material Company Returns that have been filed were and are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) and (if applicable) have withheld and remitted (or have had withheld and remitted on their behalf) to the appropriate Governmental Authority, when due, (i) all material Taxes due and payable, and (ii) where payment is not yet due, have established an adequate accrual on the Company Balance Sheet in accordance with GAAP for all material Taxes through the Company Balance Sheet Date. No material Tax has been incurred by the Company or any of its Subsidiaries since the Company Balance Sheet Date other than in the ordinary course of business.

(c) There is no claim, audit, action, suit, proceeding, investigation, deficiency claim or adjustment now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any U.S. federal or California income or franchise tax or other material Tax, and there are no outstanding waivers or requests for waivers of the statute of limitations with respect to any material Tax. Neither the Company nor any of its Subsidiaries is party to or has received any ruling, “closing agreement” under Section 7121 of the Code or any similar agreement with respect to any material Tax that will have effect following the Effective Time.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(g) All U.S. federal income and California Franchise Company Returns for taxable periods ending on or before December 31, 2006, have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than one exclusively between or among the Company and its Subsidiaries), pursuant to which it will have any obligation to make any material payments with respect to Taxes to any Person after the Effective Time.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of a Consolidated Group (other than a Consolidated Group the common parent of which is the Company or one of its Subsidiaries) on or after January 1, 2005, or (ii) has any material liability for Taxes of any other Person (other than under Treasury Regulations Section 1.1502-6 for a Person that is a member of a Consolidated Group of which the Company or such Subsidiary is currently a member) under Treasury Regulations Section 1.1502-6, any similar provision of Applicable Law, or as a transferee or successor.

(j) There are no material adjustments under Section 481 of the Code or similar provisions of Applicable Law that will be applicable to or required to be made by the Company or any Company Subsidiary after the date hereof as a result of changes in methods of accounting or other events occurring on or before the date hereof.

Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any material Company Employee Plan or modify or change any existing material compensatory or employee benefit plan, policy, commitment, practice or arrangement that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate. Such list also includes those material Company Employee Plans that are maintained or contributed to solely for the benefit of employees (or former employees or directors or independent contractors) of the

Company or its Subsidiaries who are not resident in the United States, and the material employee policies and practices applicable to such employees (collectively, the “Foreign Company Benefit Plans”).

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no event has occurred that could reasonably be expected to result in the revocation of any such determination letter or the disqualification of any such plan. No Company Common Stock fund is provided under any Company Employee Plan intended to be qualified under Sections 401(a) and 401(f) of the Code. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby, either alone or in conjunction with any other event, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. With respect to each executive officer of the Company, the Company has provided to Parent the W-2 information necessary to determine the “base amount” (as defined in Section 280G(b)(3) of the Code) for each executive officer, assuming a change of control occurs in 2010. No Company Employee Plan provides for any tax “gross-up,” including but not limited to a gross-up for any taxes imposed by Section 280G, 4999, or 409A of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a foreign works council or labor union or organization. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority.

(i) The Company or the Subsidiaries may amend or terminate any U.S. Company Employee Plan (other than individual agreements and Company Stock Plans) in accordance with its terms without incurring any material liability thereunder other than accrued benefits thereunder.

(j) Since February 26, 2010 until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in WARN). Since February 26, 2010, none of the Subsidiaries of the Company has incurred any material liability or material obligation under any state, local or foreign law similar to WARN. Neither the Company nor any of its Subsidiaries are or have been a party to any redundancy agreements (including social plans or job protection plans).

(k) Each individual who is classified by the Company or any of its Subsidiaries as an “employee” or as an “independent contractor” is properly so classified. The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes for its workforce.

(l) All Foreign Company Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Foreign Company Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Company Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company in accordance with GAAP as of the Closing.

(m) Each Company Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code is in compliance with Section 409A of the Code in form and in operation.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) the Company and each of its Subsidiaries is, and since May 30, 2008 has been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). The Company and each of its Subsidiaries has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance;

(ii) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and the Company has no Knowledge of facts or circumstances that would form the basis for any such Environmental Claim;

(iii) there has been no Release, threatened Release or presence of any Hazardous Material, which has resulted in or would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries, or to the best Knowledge of the Company, against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and

(iv) each of the Company Products and the current manufacture, processing, sale, distribution, import or export thereof are, and for the two (2) years prior to the date of this Agreement the Company, with respect to each of the Company Products, has been, in compliance in all material respects with all Environmental Laws of each jurisdiction in which such Company Product is or has been manufactured, processed, sold, distributed, imported or exported, including, without limitation, all Environmental Laws that pertain to: electrical safety; energy consumption of energy-using products or components; the presence (or absence) of specified substances in electrical or electronic products, batteries or products generally; products intended for use by children; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage under approved scheme for end-of-life collection and return of products or of product packaging.

(b) Except as set forth in this Section 4.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.19. Material Contracts. (a) Section 4.19 of the Company Disclosure Schedule sets forth a true and accurate list, as of the date hereof, of each contract, arrangement,

commitment or understanding to which the Company or any of its Subsidiaries is a party or bound by that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid and in full force and effect and is enforceable in accordance with its terms by the Company or its Subsidiaries, as applicable, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, (iii) no Material Contract has been amended in any material respect except as disclosed on Section 4.19 of the Company Disclosure Schedules and (iv) to the Knowledge of Company, no party to any such Material Contract has given written notice to the Company or its Subsidiaries, or made a written claim against the Company or its Subsidiaries with respect to, any material breach or default thereunder.

(b) Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their Subsidiaries).

Section 4.20. Finders’ Fees. Except for Qatalyst Partners LP and Goldman Sachs & Co., a copy of whose engagement agreements have been provided to Parent on or prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinions of Qatalyst Partners LP and Goldman, Sachs & Co., financial advisors to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the considerations, limitations and other matters set forth therein, the Per Share Common Stock Consideration to be paid to the holders of the Company Common Stock (other than Parent and its Affiliates) is fair from a financial point of view to such holders.

Section 4.22. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and any other similar Applicable Law.

(b) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.23. Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Documents filed between May 30, 2008 and the date hereof, since May 30, 2008 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.24. Products and Distributors. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received any notice, and the Company has no Knowledge that, during the period from May 30, 2009 through the date of this Agreement, any of the wireless carriers, distributors, retailers and/or resellers that purchase Company Products directly from the Company and through which Company Products are sold (“Company Distributors”), in contravention of existing agreements and inconsistent with past practices with respect to Company Products: (i) (A) has ceased or will cease purchasing Company Products from the Company and its Subsidiaries, (B) has made any conditional product order that is not consistent with past practices with respect to Company Products or (C) has implemented any discount, rebate, incentive or promotional program that is not consistent with past practices with respect to Company Products; and (ii) none of the Company Distributors has threatened or otherwise intends to terminate any of its existing Contracts between such Company Distributor and the Company or any of its Subsidiaries.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company Products are and for the two (2) years prior to the date of this Agreement have been in compliance in all material respects with all Applicable Laws of each jurisdiction in which such Company Product is or has been manufactured, processed, sold, distributed, imported or exported, by the Company.

Section 4.25. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of Competition Laws existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary or (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair or delay the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. The information specifically supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Stockholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. Except for Bank of America Merrill Lynch, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay in full all amounts, including fees and expenses, due and payable at the Effective Time under the Credit Agreement, to pay the Common Stock Consideration, Series B Consideration, Series C Consideration and Warrant Consideration and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.08. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent, Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated in this Agreement or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement, as required by Applicable Law or Governmental Authority or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (provided that this clause (ii) shall only apply with respect to dividends or other distributions by the Company in respect of its capital stock), or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards in accordance with the terms of those Company Compensatory Awards on the date of this Agreement, (B) that number of shares of Company Common Stock set forth in Section 6.01(c) of the Company Disclosure Schedule issuable upon the exercise or settlement of Company Compensatory Awards granted by the Company after the date of this Agreement, (C) any shares of Company Common Stock upon the conversion or exercise of any Company Preferred Stock or Company Warrants and (D) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(e) sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or as between the Company and any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or guarantees thereof, other than any indebtedness or guarantee incurred (x) in the ordinary course of business or (y) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) (i) enter into any employment agreement (other than an at-will offer letter), deferred compensation agreement or other similar agreement (or materially amend any such existing agreement), except in connection with any new hires of officers in replacement of existing officer-level positions, (ii) increase benefits payable under any existing severance, change of control or termination pay policies, (iii) establish, adopt or materially amend any collective bargaining, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation payable, in the aggregate, to non-executive employees of the Company or any of its Subsidiaries, or (v) increase compensation payable to any executive officer of the Company, except in the case of each of clauses (i) through (iv), in the ordinary course of business, as required by Applicable Law or as permitted under the programs described in Section 6.01(h) of the Company Disclosure Schedule;

(i) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(j) settle, or offer or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(k) make or change any material Tax election, change any material annual Tax accounting period, adopt or materially change any material method of Tax accounting, enter into any closing agreement or similar agreement, or settle any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material audit, claim or assessment in respect of Taxes or amend any material Tax Return; or

(l) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall, in accordance with Delaware Law, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of obtaining the Stockholder Approvals. In connection with the Company Stockholder Meeting, the Company shall mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Subject to Section 6.03, the Company Board shall (a) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (b) use its reasonable best efforts to obtain the Stockholder Approvals and (c) otherwise comply with all legal requirements applicable to such meeting; provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Company Proxy Statement. Without limiting the generality of the foregoing, and subject to Section 6.03, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal, or any inquiry or the making of any proposal that could reasonably be expected to lead to, the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or, to the Company’s Knowledge, is seeking to make, an Acquisition Proposal, (iii) (A) fail to make, withdraw, modify or qualify in any manner adverse to Parent the Company Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an Acquisition Proposal or announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in this clause (A) or (B) being referred to as an “Adverse Recommendation Change”), (iv) agree to or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract providing for, with respect to, or in connection with, any Acquisition Proposal, or (v) grant any waiver or release under any standstill or similar agreement to which the Company is a party to any Person. The Company agrees that any violations of the restrictions set forth in this Section 6.03 by any of its Representatives shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining the Stockholder Approvals, but subject to compliance with this Section 6.03:

(i) if a written Acquisition Proposal is made by a Third Party after the date of this Agreement and (x) the receipt of such Acquisition Proposal did not result from a breach of this Section 6.03, and (y) the Company Board determines in good faith that such Acquisition Proposal is bona fide and, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, would reasonably be expected to lead to a Superior Proposal, then the Company, directly or indirectly through its Representatives, may, subject to compliance with this Section 6.03, (A) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided to Parent) with such Third Party with terms in the aggregate no less favorable to the Company than those contained in the confidentiality agreement dated March 8, 2010 between the Company and Parent (as may be amended from time to time, the “Confidentiality Agreement”), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party);

(ii) the Company Board may make an Adverse Recommendation Change following receipt of an unsolicited Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.03(a) that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal; and

(iii) subject to compliance with the procedures set forth in Section 10.01(d)(i), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary duties under Delaware Law.

The Company Board may disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the 1934 Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 10.01(c)(i)).

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with an Acquisition Proposal, continue to advise Parent on a reasonably current basis on the status and terms of any discussions and negotiations with the

Third Party. In addition, the Company shall promptly (but in no event later than 24 hours) notify Parent orally and in writing after receipt by the Company or by any of its Subsidiaries or their respective Representatives of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later 24 hours) after receipt by the Company of any initial request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) (x) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries by the Third Party that describes any terms or conditions of any Acquisition Proposal and (y) notify Parent after it becomes aware of any material breach of any of this Section 6.03. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) Adverse Recommendation Change Notice. The Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal that constitutes a Superior Proposal as permitted by Section 6.03(b)(ii), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three (or two in the case of any subsequent offer) Business Days after its receipt of that written notification, an offer that the Company Board determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the holders of Company Common Stock as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company, provided that a two Business Day period shall apply under clause (ii) of this Section 6.03(d)). During any three (or two, in the case of subsequent offers) Business Day period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made by a Third Party for at least a majority of the outstanding shares of Company Capital Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote of the entire Company Board and after consultation with and considering the advice of outside legal counsel and a financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing or regulatory approvals)), is more favorable to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any proposals made by Parent to amend the terms of this Agreement in response thereto pursuant to Section 6.03(c)).

(f) Obligation to Terminate Existing Discussions. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, negotiations or other communications, if any, with any Third Party (or any of its Representatives) conducted prior to the date hereof with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal. The Company shall promptly request that all confidential information previously furnished to any Third Party relating to any Acquisition Proposal be returned or destroyed in accordance with the confidentiality agreement entered into with such Third Party and shall deny access to any data room (virtual or actual) containing any such information to any such Third Party.

(g) Rights Plan; Section 203. The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Subsidiary and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of Delaware Law (or any similar provisions of any other Applicable Law) or otherwise cause such restrictions not to apply or (ii) terminate, amend, modify, make any determination under, or waive, any provision of the Rights Agreement (except for such actions described in Section 4.02(b)(iv) in connection with the Merger, this Agreement and the transactions contemplated hereby).

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 6.05. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Parent’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent.

Section 6.06. Conduct of the Company. The Company shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company or any of its Subsidiaries to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.07. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.08. Termination of 401(k) Plans. Prior to the Effective Time, at the written request of Parent received by the Company at least 10 Business Days before the Effective Time, the Company shall terminate all of its 401(k) plans effective as of the day before the Closing, pursuant to resolutions substantially similar to those attached hereto as Exhibit B.

Section 6.09. FIRPTA Compliance. On the date of the Closing, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 6.10. Resignation of Directors and Officers of Subsidiaries. Prior to the Effective Time, at the request of Parent, the Company shall cause each director and each officer of each Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of such Subsidiary effective as of the Effective Time. At the request of Parent, the Company will cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability.

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide the advancement of expenses to, the present and former officers and directors of the Company and any person who becomes a director or officer of the Company prior to the Effective Time (each, an “Indemnified Person”) in respect of acts or omissions (in such capacity) occurring at or prior to the Effective Time (including acts or omissions (in such capacity) in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted under the Company Charter and bylaws of the Company in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law.

(b) Parent shall honor and fulfill in all respects, or shall cause the Surviving Corporation to honor and fulfill in all respects, the obligations of the Company under any indemnification agreements between the Company and any Indemnified Person that are set forth in Section 7.04 of the Company Disclosure Schedule and under the terms of any indemnification of employees of the Company pursuant to the Company’s 401(k) Plan. For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous, in the aggregate, to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company Charter and bylaws of the Company.

(c) For six years after the Effective Time, Parent shall procure the provision of officers’ and directors’ liability insurance from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate. Notwithstanding the foregoing, prior to the Effective Time, the Company may procure a fully prepaid “tail” policy of comparable coverage with a claims period of six years after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such “tail” policy exceeds 250% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for their existing officers’ and directors’ liability insurance policy, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 250% of such rate; provided, further, that the Company’s procurement of such fully prepaid “tail” policy in accordance with this sentence shall be deemed to satisfy in full the obligations of Parent and Surviving Corporation pursuant to this Section 7.04(c).

(d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the Company Charter or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries set forth in Section 7.04 of the Company Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.04.

Section 7.05. Employee Benefit Plan Matters. As of and subsequent to the Effective Time, Parent shall: (a) cause the Surviving Corporation to assume and honor the Management Retention Agreements, employee bonus plans and other retention plans and agreements listed in Section 7.05(a) of the Company Disclosure Schedule; (b) for a period of twelve months following the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and its Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with base pay and benefits (excluding equity based compensation) which are substantially comparable, in the aggregate, to the base pay and benefits provided by the Company and its Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Corporation to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with base pay and benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries; (c) provide all Covered Employees with service credit for purposes of vacation accruals, and for eligibility, participation and vesting in any 401(k) plan of Parent or any of its Subsidiaries for all periods of continuous employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; and (d) to the extent permitted by the applicable Parent employee benefit plan, cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent employee benefit plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time. For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time the severance plans maintained by the Company, or any of its Subsidiaries. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor. Nothing in this Section 7.05 is intended to create any third-party beneficiaries to this Agreement. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Covered Employee following the Effective Time or (ii) require the Surviving Corporation to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time in each case in accordance with the terms of such Company Employee Plan. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an amendment of any employee benefit plan or policy of the Company, the Parent or any of their respective Affiliates.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations or terminations of applicable waiting periods and other confirmations required to be obtained from any such Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section

8.01(a), the parties hereto understand and agree that the reasonable best efforts of any party shall not be deemed to include and in no event shall Parent be required (or the Company, without Parent’s prior written consent, be permitted) by this Section 8.01 or any other provision of this Agreement (A) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (B) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to, any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make an appropriate filing pursuant to any Competition Laws analogous to the HSR Act existing in foreign jurisdictions with respect to the transactions contemplated hereby, as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Competition Laws analogous to the HSR Act existing in foreign jurisdictions and, subject to Section 8.01(a), to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Competition Laws analogous to the HSR Act existing in foreign jurisdictions with respect to the transactions contemplated hereby, in each case, as soon as practicable.

(c) Each of Parent and the Company shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly inform the other of the substance of notices or other communications between the Company or Parent, as the case may be, and any third party and/or Governmental Authority with respect to such transactions. Each of Parent and the Company shall keep the other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to the HSR Act or any Competition Laws analogous to the HSR Act existing in foreign jurisdictions and other Governmental Authorities, to the extent permissible. Each of Parent and the Company shall permit counsel for the other reasonable opportunity to consult in advance, to the extent permissible, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of Parent and the Company agrees to the extent practicable not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent not prohibited by such Governmental Authority, allows counsel for the other party the opportunity to attend and participate. The Company shall not extend, directly or indirectly, any waiting periods required in connection with the HSR Act or any laws analogous to the HSR Act existing in foreign jurisdictions, or enter into any agreement with any Governmental Authority to delay the consummation of the Merger or not to consummate the transactions contemplated hereby unless so directed by Parent. Parent shall not extend, directly or indirectly, any waiting periods required in connection with the HSR Act or any laws analogous to the HSR Act existing in foreign jurisdictions except to the extent advisable, based on the advice of outside counsel, in seeking to obtain the approvals required thereunder.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Company shall prepare and file with the SEC as soon as practicable, but in no event later than fifteen (15) Business Days from the date hereof, a preliminary Proxy Statement, which shall comply as to form in all material respects with the requirements of the 1934 Act, and shall use reasonable best efforts to respond to any comments of the SEC or its staff, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following clearance from the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent and its counsel with respect to such amendment or supplement and shall afford Parent and its counsel reasonable opportunity to comment thereon and shall give due regard to any comments made by such Persons.

Section 8.03. Repayment of Indebtedness. (a) At or immediately prior to the Effective Time, the Company shall use reasonable best efforts to deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the Administrative Agent under the Credit Agreement, and shall make arrangements for the release of all liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the Administrative Agent, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent).

(b) Subject to the Company’s compliance with Section 8.03(a), at or immediately prior to the Effective Time, Parent shall arrange for delivery of funds to the Administrative Agent sufficient to satisfy all obligations of the Company and each of its Subsidiaries under the Credit Agreement for loans, extensions of credit, fees and expenses and any other amounts owed under the Credit Agreement as of the Effective Time other than any letters of credit with respect to which alternative collateral has been provided.

Section 8.04. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such Person set forth herein or the conditions to the obligations of the other party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder, and provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 9.02(a) or Section 9.03(a), as applicable.

(b) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) of any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that (x) with respect to the Company, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (y) relate to the consummation of the transactions contemplated by this Agreement.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent and the Company on or prior to the Effective Time of the following conditions:

(a) the Stockholder Approvals shall have been obtained;

(b) no Applicable Law shall be in effect which prohibits the Merger;

(c) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(d) (i) any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all filings, consents, approvals and authorizations legally required to be made or obtained with respect to any other Competition Law to consummate the Merger, including those identified on Section 9.01(d)(ii) of the Company Disclosure Schedule, shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated and (iii) all other filings, consents, approvals and authorizations legally required to be made or obtained with or from any other Governmental Authority to consummate the Merger shall have been made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent of the following further conditions:

(a) the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) except as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), except where the failure of such representations to be so true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (except that for the purpose of this condition and solely with respect to the representations and warranties of the Company contained in Section 4.10(a), a Material Adverse Effect on the Company shall be determined in the context of the current trends and expectations regarding the Company’s financial condition, business, results of operation and cash flows as reflected in the “Base Plan” included in the management presentation dated March 2010 and delivered by the Company to Parent on or about March 19, 2010). In addition, the representations and warranties of the Company contained in Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.20 (Finders’ Fees) and Section 4.22 (Antitakeover Statutes and Rights Agreement) shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time);

(c) there shall not be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, (ii) seeking to prohibit Parent’s or Merger Subsidiary’s ability effectively to exercise full rights of ownership of the Company Capital Stock, including the right to vote any shares of Company Capital Stock acquired or owned by Parent or Merger Subsidiary following the Effective Time on all matters properly presented to the Company’s stockholders or (iii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (A) or (B) of the last sentence of Section 8.01(a) that is not required to be effected pursuant to the terms of this Agreement; and

(d) Parent shall have received a certificate executed on behalf of the Company by an executive officer of the Company regarding the satisfaction of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c).

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) except as set forth in the following sentence, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent and Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), except where the failure of such representations to be so true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. In addition, the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02 (Corporate Authorization) and Section 5.06 (Finders’ Fees) shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent regarding the satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company), in each case (other than pursuant to Section 10.01(a)) by notice of such termination to the other party:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2010 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further that, if (A) the Effective Time has not occurred by the End Date by reason of the non-satisfaction of any of the conditions set forth in Section 9.01(d) and (B) all other conditions in Article 9 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being promptly satisfied, the End Date shall be December 31, 2010;

(ii) there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including any restraining order, permanent injunction or other order issued by any court of competent jurisdiction, shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be in material breach of its obligations under Section 8.01; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval or the Non-Elevation Stockholder Approval shall not have been obtained; provided, however, the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval or the Non-Elevation Stockholder Approval shall have been caused by or related to the Company’s material breach of this Agreement; or

(c) by Parent, if:

(i) (A) the Company Board (which, for purposes of this Section 10.01(c)(i), shall include any committee thereof) shall have effected an Adverse Recommendation Change, (B) the Company Board shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent, or (C) the Company shall have delivered to Parent the notice contemplated by Section 6.03(d) of its intention to make an Adverse Recommendation Change;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(iii) there shall have been a material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if:

(i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; and provided further that (A) the Company notifies Parent, in writing and at least two Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within two Business Days of receipt of such written notification, an offer that the Company Board determines in good faith, after consultation with its financial advisors, is at least as favorable to the holders of the Company Common Stock as such Superior Proposal; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within 30 days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, no such termination shall relieve any party hereto from any liability or damages resulting from fraud or an intentional and material breach by such party of any of its representations, warranties, covenants or agreements set forth herein (and for purposes of determining the liabilities and damages resulting from such breach, the parties acknowledge and agree such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders or by a party, as applicable, in each case, taking into consideration relevant matters, including other combination opportunities, the time value of money and the benefits expected to be realized from the Merger by a party (including any synergies or cost savings), which damages shall be deemed in such event to be damages of such party); provided further, however, that the provisions of this Section 10.02, the Confidentiality Agreement and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile No.: (650) 857-4837

with a copy to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Russell C. Hansen

Facsimile No.: (650) 849-5333

if to the Company, to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

                    Mischa Travers

Facsimile No.: (650) 752-2111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds U.S. $33,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by (i) Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or (ii) by Parent pursuant to Section 10.01(c)(ii) (other than as a result of a material breach of Section 6.02 or Section 6.03 (which shall be governed by Section 11.04(b)(i)), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or, with respect to termination pursuant to Section 10.01(b)(i) or 10.01(c)(ii), shall have been otherwise communicated to the Company Board or its stockholders and (C) within 12 months following the date of such termination, an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), and (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced, then the Company shall reimburse Parent for the Parent Transaction Expenses, up to a maximum of U.S. $5,000,000, which reimbursement shall occur within two Business Days after Parent provides to the Company notice and reasonable documentation with respect to such Parent Transaction Expenses.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The parties hereto agree that any information contained in any part of any Filed Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face; provided that (i) no amendment, modification or supplement to any Filed Company SEC Document, made after the date hereof, shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder and (ii) except for any specific factual information contained therein, in no event shall any information contained in any part of any Filed Company SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or any objection that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

This Agreement may be executed and delivered by facsimile transmission and such facsimile copy will be deemed to be an original.

Section 11.11. Entire Agreement. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which it is entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date set forth on the cover page of this Agreement.

PALM, INC.

By:	/s/ Jonathan J. Rubinstein
Name: Jonathan J. Rubinstein
Title: Chairman and Chief Executive Officer

HEWLETT-PACKARD COMPANY

By:	/s/ Todd Bradley
Name: Todd Bradley
Title: Executive Vice President, PSG

DISTRICT ACQUISITION CORPORATION

By:	/s/ Paul T. Porrini
Name: Paul T. Porrini
Title: President and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

SUPPORTING STOCKHOLDERS

Elevation Partners, L.P.

Elevation Employee Side Fund, LLC

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

PALM, INC.

The undersigned, constituting all of the directors of Palm, Inc., a Delaware corporation (the “Company”), do hereby take the following action and adopt the following resolutions by unanimous written consent:

WHEREAS, subject to the closing of the acquisition of the Company by Hewlett-Packard Company (“Parent”) (the “Purchase”), the Company desires that the Palm, Inc. 401(k) Plan (the “Plan”) be terminated prior to the closing of the Purchase and that provision be made for the orderly winding down of the Plan, including the satisfaction of its liabilities, the allocation of its assets and the distribution of benefits, in a manner that is in the best interest of the Plan participants and beneficiaries, so long as such actions are consistent with the requirements for the continued qualification of the Plan:

NOW THEREFORE, BE IT RESOLVED, that the Plan be, and hereby is, terminated contingent upon the closing of the Purchase and effective as of the day immediately preceding the date of the closing of the Purchase (the “Termination Date”); and

FURTHER RESOLVED, that the account balance of each participant in the Plan as of the Termination Date be, and hereby is, 100 percent vested; and

FURTHER RESOLVED, that following the Termination Date, the Plan shall continue to be administered in accordance with the terms thereof, except that the trustee of the Plan shall not accept contributions to the Plan after the Termination Date other than: (a) contributions that have been accrued on behalf of participants in the Plan prior to the Termination Date, (b) any corrective contributions, (c) participant loan repayments (if any), and (d) contributions made on behalf of participants in the Plan that are based on compensation earned before the Termination Date; and

FURTHER RESOLVED, that any officer of the Company and, after the closing of the Purchase, any officer or designated employee of Parent, be and hereby is authorized and directed to take any and all further actions necessary and appropriate to effect the termination of the Plan (hereby ratifying and confirming any and all actions heretofore and hereafter taken to accomplish such purpose), including any actions necessary to wind down the Plan in an orderly manner, to satisfy the Plan liabilities, and to provide for the allocation of its assets and the distribution of benefits, in a manner that is in the best interest of the Plan participants, so long as such actions are consistent with the requirements of the continued qualification of the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Action by Unanimous Written Consent of the Board of Directors as of the date first written above. This Action by Unanimous Written Consent may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

Date:

LIST OF OMITTED SCHEDULES TO THE

COMPANY DISCLOSURE SCHEDULE

Schedule Section	Description

Section 1.01(a)	Knowledge Group

Section 4.02	Corporate Authorization

Section 4.04	Non-Contravention

Section 4.05	Capitalization

Section 4.06	Subsidiaries

Section 4.07	SEC Filings and the Sarbanes-Oxley Act

Section 4.08	Indebtedness

Section 4.10	Absence of Certain Changes

Section 4.11	No Undisclosed Material Liabilities

Section 4.12	Litigation

Section 4.12	Compliance with Applicable Laws; Permits

Section 4.13	Litigation

Section 4.14	Properties

Section 4.15	Intellectual Property

Section 4.16	Taxes

Section 4.17	Employee Benefit Plans

Section 4.19	Material Contracts

Section 4.24	Products and Distributors

Section 6.01	Conduct of the Company

Section 7.01	Director and Officer Liability

Section 7.05	Employee Benefit Plan Matters

Section 9.01	Conditions to the Obligations of Each Party